Exhibit 10.1

AMENDED AND RESTATED RESTRICTED STOCK UNIT INCENTIVE PLAN

Bunker Hill Mining Corp., a corporation incorporated under the laws of Nevada (the “Company”), sets forth herein the terms of its Restricted Stock Unit Incentive Plan (the “Plan”), as follows:

1.	PURPOSE

The Plan is intended to enhance the Company’s and its Affiliates’ ability to attract and retain highly qualified Officers, key Employees, Directors, Consultants and other Persons, and to motivate such Officers, key Employees, Directors, Consultants and other Persons to serve the Company and its Affiliates and to expend maximum effort to improve the business results and earnings of the Company by providing to such Persons an opportunity to acquire or increase a direct proprietary interest in the operations and future success of the Company (as such terms are defined herein). To this end, the Plan provides for the grant of Restricted Stock Units (as defined herein). Any of these awards of Restricted Stock Units may, but need not, be made as performance incentives to reward attainment of annual or long-term performance goals in accordance with the terms hereof (as such performance goals are specified in the Award Agreement).

2.	DEFINITIONS

For purposes of interpreting the Plan and related documents (including Award Agreements), the following definitions shall apply:

2.1	“Affiliate” has the meaning given to such term in the TSX-V Policies.

2.2	“Applicable Withholding Tax” has the meaning given to such term in Section 12.3 hereof.

2.3	“Award” means a grant of Restricted Stock Units under the Plan.

2.4	“Award Agreement” means the written or electronic agreement between the Company and a Grantee that evidences and sets out the terms and conditions of an Award.

2.5	“Board” means the Board of Directors of the Company.

2.6	“Cause” means, as determined by the Board and unless otherwise provided in an applicable agreement with the Company or an Affiliate, (i) gross negligence or willful misconduct in connection with the performance of duties; (ii) conviction of a criminal offense; or (iii) material breach of any term of any employment, consulting or other services, confidentiality, intellectual property or non-competition agreements, if any, between the Service Provider and the Company or an Affiliate.

2.7	“Change of Control” means (i) a takeover bid for a sufficient number of Shares such that if such number of Shares are tendered into the bid and the bid closes, the bidder and all parties acting jointly or in concert with the bidder (the “bid group”) would have direction or control over more than 50% of the Shares, excluding the Shares subject to the Plan, unless parties exercising control or direction over a blocking number of Shares have provided by the date (the “blocking date”) which is five business days before the initial expiry date of the bid, their written undertaking to all Grantees under the Plan not to tender into the bid, in the aggregate, at least a blocking number of Shares; “blocking number” means that number of Shares which, if withheld from being tendered into the bid and assuming no increase in the number of outstanding Shares, would result in the bidder not acquiring direction or control over more than 50% of the outstanding Shares immediately following closing of the bid; (ii) a merger, consolidation, combination, reorganization or other transaction pursuant to which a party, or parties acting jointly and in concert, would acquire direction or control over more than 50% of the outstanding Shares or more than 50% of the votes attaching to all of the voting securities of any successor entity resulting from such transaction; (iii) a sale, lease or exchange of all or substantially all of the assets of the Company determined on either a consolidated or a non-consolidated basis; or (iv) the election or appointment to the Board of a number of persons who represent a majority of the Board and who were not proposed or approved by a majority of the Board as previously constituted. The effective date of a Change of Control is (a) for the purposes of (i), the date immediately following the blocking date; (b) for the purposes of (ii) and (iii), the date of the latest of shareholder, other stakeholder, Court or other required approval of the transaction; and for the purposes of (iv), the date of the shareholder resolution or other corporate action approving the election or appointment.

2.8	“Committee” means the compensation committee of the Board or any other committee or person designated from time to time by resolution of the Board to administer the Plan, which shall be constituted as provided in Section 3.2.

2.9	“Company” means Bunker Hill Mining Corp. and any successor corporation, whether by amalgamation, merger or otherwise.

2.10	“Consultant” means, in relation to the Company, an individual (other than an Employee or a Director) or company that:

2.10.1	is engaged to provide on an ongoing bona fide basis, consulting, technical, management or other services to the Company or to an Affiliate, other than services provided in relation to a distribution;

2.10.2	provides the services under a written contract between the Company or the Affiliate and the individual or the company, as the case may be;

(i)	in the reasonable opinion of the Company, spends or will spend a significant amount of time and attention on the affairs and business of the Company or an Affiliate; and

(ii)	has a relationship with the Company or an Affiliate that enables the individual to be knowledgeable about the business and affairs of the Company.

2.11	“Director” means a director of the Company.

2.12	“Disinterested Shareholder” means a holder of Shares that is not an Insider nor an associate (as defined in the Securities Act) of an Insider;

2.13	“Disinterested Shareholder Approval” means approval by a majority of the votes cast by all Disinterested Shareholders entitled to vote at a meeting of shareholders of the Company, excluding votes attached to Shares beneficially owned by Insider to whom RSUs may be granted under the Plan and their associates and affiliates.

2.14	“Employee” means:

(a)	an individual who is considered an employee of the Company or its Subsidiary under the Income Tax Act (Canada) (and for whom income tax, employment insurance and CPP deductions must be made at source);

(b)	an individual who works full-time for the Company or its Subsidiary providing services normally provided by an employee and who is subject to the same control and direction by the Company over the details and methods of work as an employee of the Company, but for whom income tax deductions are not made at source; or

(c)	an individual who works for the Company or its Subsidiary on a continuing and regular basis for a minimum amount of time per week (the number of hours should be disclosed in the submission) providing services normally provided by an employee and who is subject to the same control and direction by the Company over the details and methods of work as an employee of the Company, but for whom income tax deductions are not made at source.

2.15	“Exchange Hold Period” has the meaning given to such term in the TSX-V Policies.

2.16	“Fair Market Value” means the value of a Share, determined as follows: if on the Grant Date or other determination date the Shares are listed on the Stock Exchange or another established national or regional stock exchange or is publicly traded on an established securities market, the Fair Market Value of the Shares shall be the closing price of the Shares on such exchange or in such market (if there is more than one such exchange or market the Board shall determine the appropriate exchange or market) on the Grant Date or such other determination date (or if there is no such reported closing price, the Fair Market Value shall be the mean between the highest bid and lowest asked prices or between the high and low sale prices on such trading day) or, if no sale of Shares is reported for such trading day, on the next preceding day on which any sale shall have been reported. If the Shares are not listed on such an exchange, quoted on such system or traded on such a market, Fair Market Value shall be the value of a Share as determined by the Board in good faith.

2.17	“GAAP” means, at any time, accounting principles generally accepted in the United States, at the relevant time applied on a consistent basis.

2.18	“Grant Date” means, as determined by the Board, the latest to occur of (i) the date as of which the Board approves an Award, (ii) the date on which the recipient of an Award first becomes eligible to receive an Award under Section 6 hereof, or (iii) such other date as may be specified by the Board.

2.19	“Grantee” means any Director, Officer, Consultant, Employee or other Person who is designated as a Grantee by the Board under Section 3.3, but excludes any Person performing Investor Relations Activities.

2.20	“Insider” has the meaning given to such term in the TSX-V Policies.

2.21	“Investor Relations Activities” has the meaning given to such term in the TSX-V Policies.

2.22	“Management Company Employee” means an individual employed by a Person providing management services to the Company, which are required for the ongoing successful operation of the business enterprise of the Company, but excluding a Person engaged in Investor Relations Activities.

2.23	“Officer” means an officer of the Company that has been duly appointed by the Board.

2.24	“Outside Director” means a member of the Board who is not an officer or employee of the Company.

2.25	“Person” means any individual, partnership, joint venture, syndicate, sole proprietorship, company or corporation with or without share capital, trust, trustee, executor, administrator or other legal personal representative, regulatory body or agency, government or governmental agency, authority or entity howsoever designated or constituted.

2.26	“Plan” means this restricted stock unit incentive plan, as the same may be amended from time to time.

2.27	“Restricted Stock Unit” or “RSU” means a bookkeeping entry representing the right to receive one Share, subject to the restrictions and vesting provisions provided herein, and awarded to a Grantee pursuant to Sections 7 and 8 hereof.

2.28	“Securities Act” means the Securities Act (Ontario), as now in effect or as hereafter amended.

2.29	“Security Based Compensation” means any issuance or potential issuance of Shares or other securities of the Company to an eligible Person pursuant to a Security Based Compensation Plan.

2.30	“Security Based Compensation Plans” means, collectively, (i) the Company’s amended and restated stock option plan, as such may be amended from time to time, (ii) this Plan and (iii) any other compensation or incentive mechanism adopted by the Company involving the issuance or potential issuance of Shares or other securities of the Company to eligible Persons thereunder.

2.31	“Service” means service of a Service Provider to the Company or an Affiliate. Unless otherwise stated in the applicable Award Agreement, a Grantee’s change in position or duties shall not result in interrupted or terminated Service, so long as such Grantee continues to be a Service Provider to the Company or an Affiliate. Subject to the preceding sentence, whether a termination of Service shall have occurred for purposes of the Plan shall be determined by the Board, which determination shall be final, binding and conclusive.

2.32	“Service Provider” means an Employee or Consultant of the Company or its Subsidiary.

2.33	“Shares” means the issued and outstanding common stock in the capital of the Company.

2.34	“Stock Exchange” means any principal stock exchange(s) or any other stock exchange upon which the Shares are listed and posted for trading.

2.35	“TSX-V” means the TSX Venture Exchange.

2.36	“TSX-V Policies” means the policies included in the TSX Venture Exchange Corporate Finance Manual and “TSX-V Policy” means any one of them.

2.37	“Subsidiary” means any “subsidiary entity” of the Company within the meaning of Multilateral Instrument 61-101 – Protection of Minority Shareholders in Special Transactions.

3.	ADMINISTRATION OF THE PLAN

3.1	Board

The Board shall have such powers and authorities related to the administration of the Plan as are consistent with the Company’s articles and applicable law, subject to the TSX-V Policies and the rules promulgated thereunder. The Board shall have full power and authority to take all actions and to make all determinations required or provided for under the Plan, any Award or any Award Agreement, and shall have full power and authority to take all such other actions and make all such other determinations not inconsistent with the specific terms and provisions of the Plan that the Board deems to be necessary or appropriate to the administration of the Plan, any Award or any Award Agreement. All such actions and determinations shall be by the affirmative vote of a majority of the members of the Board present at a meeting or by unanimous consent of the Board executed in writing in accordance with the Company’s articles and applicable law. The interpretation and construction by the Board of any provision of the Plan, any Award or any Award Agreement shall be final, binding and conclusive.

3.2	Committee

The Board from time to time may delegate to the Committee such powers and authorities related to the administration and implementation of the Plan, as set forth in Section 3.1 above and other applicable provisions, as the Board shall determine, other than the Board’s power and authority to grant awards or to issue Shares to Grantees upon the vesting of an Award, consistent with the articles of the Company and applicable law.

(i) Except as provided in Subsection (ii) and except as the Board may otherwise determine, the Committee, if any, appointed by the Board to administer the Plan shall consist of two or more Outside Directors of the Company who meet such requirements as may be established from time to time by the securities regulatory authorities for such incentive plans and who comply with the independence requirements of applicable securities regulatory policies.

(ii) The Board may also appoint one or more separate committees of the Board, each composed of one or more Directors who need not be Outside Directors, who may administer the Plan and may determine all terms of such Awards.

Notwithstanding the foregoing, the Board may not delegate its authority to grant Awards or to issue Shares to Grantees upon the vesting of an Award.

In the event that the Plan, any Award or any Award Agreement entered into hereunder provides for any action to be taken by or determination to be made by the Board, such action may be taken or such determination may be made by the Committee if the power and authority to do so has been delegated to the Committee by the Board as provided for in this Section 3.2. Unless otherwise expressly determined by the Board, any such action or determination by the Committee shall be final, binding and conclusive. To the extent permitted by law, the Committee may delegate its authority under the Plan to a member of the Board.

3.3	Terms of Awards

Subject to the other terms and conditions of the Plan, the Board shall have full and final authority to:

(i)	designate Grantees;

(ii)	determine the number of Shares to be subject to an Award;

(iii)	establish the terms and conditions of each Award (including, but not limited to, the nature and duration of any restriction or condition (or provision for lapse thereof) relating to the vesting or forfeiture of an Award and any other terms or conditions), provided, however, that no Award may vest before the date that is one year following the applicable Grant Date, subject to acceleration as provided in Section 11.2;

(iv)	prescribe the form of each Award Agreement evidencing an Award;

(iv)	establish performance criteria; and

(v)	amend, modify, or supplement the terms of any outstanding Award. Such authority specifically includes the authority, in order to effectuate the purposes of the Plan but without amending the Plan, to modify Awards to eligible Persons who are foreign nationals or are individuals who are employed outside Canada to recognize differences in local law, tax policy, or custom.

As a condition to any subsequent Award, the Board shall have the right, at its discretion, to require Grantees to return Awards previously made under the Plan to the Company. Subject to the terms and conditions of the Plan, any such new Award shall be upon such terms and conditions as are specified by the Board at the time the new Award is made. The Board shall have the right, in its discretion, to make Awards in substitution or exchange for any other award under another plan of the Company, any Affiliate, or any business entity to be acquired by the Company or an Affiliate. The Company may retain the right in an Award Agreement to cause a forfeiture of the gain realized by a Grantee on account of actions taken by the Grantee in violation or breach of or in conflict with any employment agreement, non-competition agreement, any agreement prohibiting solicitation of employees or clients of the Company or any Affiliate thereof or any confidentiality obligation with respect to the Company or any Affiliate thereof or otherwise in competition with the Company or any Affiliate thereof, to the extent specified in such Award Agreement applicable to the Grantee. Furthermore, the Company may, within 30 days, annul an Award if the Grantee is an Employee of the Company or an Affiliate thereof and is terminated for Cause. The grant of any Award shall be contingent upon the Grantee executing the appropriate Award Agreement.

3.4	No Liability

No member of the Board or of the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any Award or Award Agreement.

3.5	Book Entry

Notwithstanding any other provision of this Plan to the contrary, the Company may elect to satisfy any requirement under this Plan for the delivery of share certificates through the use of book-entry.

3.6	Press Release

A grant of any Award under this Plan to a Director or Officer, and any amendment to an Award issued under this Plan to such Director or Officer, must be disclosed to the public by way of a news release that must be disseminated on the day the Award is granted or amended, as applicable.

4.	SHARES SUBJECT TO THE PLAN

4.1	Maximum Number of Shares

Shares issued or to be issued under the Plan shall be authorized but unissued Shares. Subject to adjustment as provided in Section 11 hereof or as required by the Stock Exchange, the maximum number of Shares available for issuance under the Plan shall be 10% of the total number of issued and outstanding Shares as at May 8, 2024, and shall be fixed at 33,909,921 Shares. The number of Shares issued or to be issued under the Plan and all other Security Based Compensation Plans, at any time, shall not exceed 20% of the total number of the issued and outstanding Shares. If any Shares covered by an Award are settled in cash, forfeited, surrendered, cancelled or otherwise terminated prior to the delivery of any Shares subject thereto, then the number of Shares counted against the aggregate number of Shares available under the Plan with respect to such Award shall, to the extent of any such settlement, forfeiture, surrender, cancellation or termination, again be available for making Awards under the Plan. The Board shall have the right to substitute or assume Awards in connection with mergers, reorganizations, separations, or other transactions. The number of Shares reserved pursuant to this Section 4.1 may be increased by the corresponding number of Awards assumed and, in the case of a substitution, by the net increase in the number of Shares subject to Awards before and after the substitution.

4.2	Restrictions on Issuances

Unless Disinterested Shareholder Approval has been obtained, the maximum aggregate number of Shares which may be issuable under the Plan and any other Security Based Compensation Plan on and after the effective date of the Plan, within any 12-month period:

(i)	to Insiders (as a group), shall not exceed 10% of the issued and outstanding Shares, calculated as at the date any Security Based Compensation is granted or issued to any Insider; and

(ii)	to any one Grantee, must not exceed 5% of the then issued and outstanding Shares, calculated as at the date any Security Based Compensation is granted or issued to the Grantee.

Notwithstanding the foregoing:

(i)	unless Disinterested Shareholder Approval has been obtained, the maximum aggregate number of Shares issuable pursuant to all Security Based Compensation granted or issued to Insiders (as a group), at any time, cannot exceed 10% of the issued and outstanding Shares;

(ii)	the maximum aggregate number of Shares issuable pursuant to all Security Based Compensation granted or issued to any one Consultant, cannot exceed 2% of the issued and outstanding Shares, calculated as at the date any Security Based Compensation is granted or issued to the Consultant; and

(iii)	the annual grant of Awards under this Plan to any one non-Employee Director, in combination with all other Security Based Compensation granted to such non-Employee Director, shall be limited to an annual equity award value (based on grant date fair value as determined by the Board) of $150,000 per non-Employee Director, provided that the total value (based on grant date fair value as determined by the Board) of stock options issuable to any one non-Employee Director in any one year period shall not exceed $100,000.

5.	EFFECTIVE DATE, DURATION AND AMENDMENTS

5.1	Effective Date

The Plan will be effective upon the approval of the Plan by the Board; provided that no Shares may be issued under the Plan until and unless all required Stock Exchange, regulatory and shareholder approvals have been obtained with the respect to the issuances of Shares hereunder.

5.2	Amendment and Termination of the Plan

The Board may, at any time and from time to time, amend the Plan or suspend, extend or terminate the Plan in whole or in part, subject to the requirements of the Stock Exchange(s). No such amendment, suspension or termination shall adversely affect the rights of any Grantee at the time of such amendment, suspension or termination with respect to outstanding and unredeemed Restricted Stock Units credited to such Grantee without the consent of the affected Grantee. An amendment shall be contingent on Disinterested Shareholder Approval to the extent stated by the Board, required by applicable law or required by applicable Stock Exchange listing requirements. Notwithstanding the foregoing, the Plan shall not be amended to (i) remove or exceed the 10% Insider participation limit, (ii) increase the maximum number of Shares made available from treasury under the Plan, (iii) extend the term of an RSU for the sole benefit of an Insider, (iv) designate additional categories of Grantees, (v) permit the transfer or assignment of an RSU other than for normal estate settlement purposes, or (vi) change this amendment provision without Disinterested Shareholder Approval.

However, the Company may, without notice, at any time and from time to time, and without Disinterested Shareholder Approval, amend the Plan or any provisions thereof in such manner as the Company, in its sole discretion, determines appropriate, including, without limitation: (i) amendments of a housekeeping nature, including to correct any ambiguity, defective provision, error or omission in the provisions of the Plan; (ii) changes to vesting provisions of Restricted Stock Units; (iii) changes to the term of the Plan or Awards made hereunder; or (iv) changes to performance criteria will not require Disinterested Shareholder Approval.

If the Board terminates the Plan, no new Restricted Stock Units will be awarded to any Grantee, but outstanding and unredeemed previously credited Restricted Stock Units shall remain outstanding.

6.	AWARD ELIGIBILITY AND LIMITATIONS

6.1	Service Providers

Subject to this Section 6, Awards may be made under the Plan to any Grantee or Service Provider, as the Board shall determine and designate from time to time. The Company and the Grantee of Restricted Stock Units are responsible for ensuring and confirming that the Grantee of Restricted Stock Units is a bona fide Service Provider, if applicable.

6.2	Investor Relations Activities

Persons providing Investor Relations Activities to the Company shall not be eligible to receive any Restricted Stock Units under the Plan.

6.3	Successive Awards

An eligible Person may receive more than one Award, subject to such restrictions as are provided herein.

6.4	Stand-Alone, Additional, Tandem, and Substitute Awards

Awards granted under the Plan may, in the discretion of the Board, be granted either alone or in addition to, in tandem with, or in substitution or exchange for, any other Award or any award granted under another plan of the Company, any Affiliate, or any business entity to be acquired by the Company or an Affiliate, or any other right of a Grantee to receive payment from the Company or any Affiliate. Such additional, tandem, and substitute or exchange Awards may be granted at any time. If an Award is granted in substitution or exchange for another Award, the Board shall require the surrender of such other Award in consideration for the grant of the new Award.

7.	AWARD AGREEMENT

Each Award granted pursuant to the Plan shall be evidenced by an Award Agreement, in such form or forms as the Board shall from time to time determine. Award Agreements granted from time to time or at the same time need not contain similar provisions but shall be consistent with the terms of the Plan. By entering into an Award Agreement as described in this Section 7, each Grantee shall be deemed conclusively to have accepted and consented to all terms of this Plan and all bona fide actions or decisions made by the Committee. Such terms and consent shall also apply to and be binding on the legal representative, beneficiaries, heirs and successors of each Grantee.

8.	TERMS AND CONDITIONS OF RESTRICTED STOCK UNITS

8.1	Grant of Restricted Stock Units

Awards shall be in the form of Restricted Stock Units. Subject to the restrictions and vesting provisions provided in Section 8.2, each RSU shall entitle the Grantee to receive one Share.

8.2	Restrictions and Vesting

At the time a grant of Restricted Stock Units is made, the Board may, in its sole discretion, establish a period of time (a “Vesting period”) applicable to such Restricted Stock Units. Each Award of Restricted Stock Units may be subject to a different vesting period. The Board may, in its sole discretion, at the time a grant of Restricted Stock Units is made, prescribe restrictions in addition to or other than the expiration of the vesting period, including the satisfaction of corporate or individual performance objectives, which may be applicable to all or any portion of the Restricted Stock Units in accordance with Sections 9.1 and 9.2. Notwithstanding the foregoing, (i) Restricted Stock Units shall vest in full from a period beginning on the Grant Date to the date which is not later than three (3) years from the Grant Date; (ii) Restricted Stock Units for which vesting may be accelerated by achieving performance targets shall vest in full from a period beginning on the Grant Date to the date which is not later than three (3) years from the Grant Date; (iii) at the election of an Outside Director at the time the Award is granted, Restricted Stock Units may vest in full from a period beginning on the Grant Date to the date which is not later than three (3) years from the Grant Date, and (b) if no election is made, upon the earlier of a Change of Control in accordance with Section 11.2 or his or her resignation from the Board; and (iv) except for the cessation of a Service Provider’s position as a Service Provider, in no case shall a Restricted Stock Unit vest within one (1) year from the Grant Date, subject to Section 11.2.

Restricted Stock Units may not be sold, transferred, assigned, pledged or otherwise encumbered or disposed of (other than to the Grantee’s beneficiary or estate, as the case may be, upon the death of the Grantee) during the vesting period.

Upon the death of a Grantee, any RSUs granted to such Grantee which, prior to the Grantee’s death, have not vested, will immediately vest, subject to the pass of one (1) year from the Grant Date, and the Grantee’s estate shall be entitled to receive payment in accordance with Section 8.6 hereof. Notwithstanding any other provision in the Plan, the period in which the Grantee’s estate may make such a claim of entitlement must not exceed one (1) year from the date of the Grantee’s death.

8.3	Restricted Stock Unit Accounts

An account will be maintained by the Secretary of the Company, or such other Officer as the Board may designate, in the name and for the benefit of the Grantee, in which will be recorded the number of RSUs granted to the Grantee, the Grant Date and expiry date of the RSUs.

8.4	Rights of Holders of Restricted Stock Units

8.4.1	Voting and Dividend Rights

Grantees of Restricted Stock Units shall have no rights as shareholders of the Company. The Board may provide in an Award Agreement evidencing a grant of Restricted Stock Units that the Grantee shall be entitled to receive, upon the Company’s payment of a cash dividend on its outstanding Shares, a cash payment for each Restricted Stock Unit granted equal to the per-share dividend paid on the outstanding Shares. Such Award Agreement may also provide that such cash payment will be deemed reinvested in additional Restricted Stock Units at a price per unit equal to the Fair Market Value of the Shares on the date that such dividend is paid. Any grant of additional Restricted Stock Units pursuant to this Section 8.4.1 must be included in the maximum number of Shares subject to the Plan pursuant to Section 4 of the Plan. If there are not a sufficient number of Shares available under the Plan to satisfy the grant of additional Restricted Stock Units, notwithstanding any provision in the applicable Award Agreement, the Company shall satisfy the obligation by way of cash payment.

8.4.2	Creditor’s Rights

A Grantee shall have no rights other than those of a general creditor of the Company. Restricted Stock Units represent an unfunded and unsecured obligation of the Company, subject to the terms and conditions of the applicable Award Agreement.

8.5	Termination of Service

Unless the Board otherwise provides in an Award Agreement or in writing after the Award Agreement is issued, subject to the requirements of the Stock Exchange(s), upon the termination of a Grantee’s Service, any RSUs granted to a Grantee that have not vested and will not vest within 30 days from the date of termination, or with respect to which all applicable restrictions and conditions have not lapsed, shall immediately be deemed forfeited. Upon forfeiture of RSUs, the Grantee shall have no further rights with respect to such Award, including but not limited to any right to receive dividends with respect to the RSUs. For greater certainty, all Awards must expire within 12 months following the Grantee ceasing to be an eligible participant under the Plan.

8.5.1	Termination for Cause and Voluntary Resignation

If a Grantee ceases to be an Employee as a result of termination for Cause, then effective as of the date notice is given to the Grantee of termination, the Company may, within 30 days, annul an award if the Grantee is an Employee of the Company or an Affiliate thereof. If a Grantee’s employment is terminated with cause, or at the option of the Grantee, unless the Board otherwise provides in an Award Agreement or in writing after the Award Agreement is issued, any RSUs that have not vested and will not vest within 30 days from the date of termination, or with respect to which all applicable restrictions and conditions have not lapsed, shall immediately be deemed forfeited.

8.6	Delivery of Shares

Upon the expiration or termination of the vesting period and the satisfaction of any other restrictions prescribed by the Board, the RSUs shall vest and shall be settled in Shares (net of any Applicable Withholding Tax) issued by the Company from treasury and, unless otherwise provided in the Award Agreement, a share certificate for that number of Shares equal to the number of vested RSUs shall be delivered, free of all such restrictions, to the Grantee or the Grantee’s beneficiary or estate, as the case may be.

Settlement of RSUs shall be in Shares issued by the Company from treasury. The Committee shall specify the circumstances in which Awards shall be made or forfeited in the event of termination of Service by the Grantee prior to vesting.

8.7	TSX-V Hold Period and Resale Restrictions

If required by the TSX-V Policies, the certificate representing any Shares issued under the Plan (if exercised prior to the expiry of the Exchange Hold Period) will bear the following Exchange Hold Period legend:

“Without prior written approval of TSX Venture Exchange and compliance with all applicable securities legislation, the securities represented by this certificate may not be sold, transferred, hypothecated or otherwise traded on or through the facilities of TSX Venture Exchange or otherwise in Canada or to or for the benefit of a Canadian resident until [insert date that is four months and a day after the distribution date].”

9.	TERMS AND CONDITIONS OF AWARDS

9.1	Performance Conditions

The granting and vesting of RSUs may be subject to such performance conditions as may be specified by the Board in the Award Agreement. The Board may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance conditions and may exercise its discretion to reduce the amounts payable under any Award subject to performance conditions.

9.2	Performance Goals Generally

The performance goals for Awards shall consist of one or more business criteria and a targeted level or levels of performance with respect to each of such criteria, as specified by the Committee consistent with this Section 9.2. Performance goals shall be objective and shall otherwise meet the requirements that the level or levels of performance targeted by the Committee result in the achievement of performance goals being “substantially uncertain”. The Committee may determine that Awards shall vest upon achievement of any one performance goal or that two or more of the performance goals must be achieved as a condition to the vesting of an Award. Performance goals may differ for Awards granted to any one Grantee or to different Grantees.

9.3	Business Criteria

The Board, in its sole discretion, may establish business criteria for the purpose of establishing performance goals in accordance with Section 9.1, including but not limited to, one or more of the following business criteria for the Company, on a consolidated basis, and/or specified Subsidiaries or business units of the Company (except with respect to the total shareholder return and earnings per share criteria): (1) total shareholder return; (2) such total shareholder return as compared to total return (on a comparable basis) of a publicly available index such as, but not limited to, the S&P/TSX Composite Index; (3) past service to the Company; (4) net income; (5) pre-tax earnings; (6) earnings before interest expense, taxes, depreciation and amortization; (7) pre-tax operating earnings after interest expense and before bonuses, service fees, and extraordinary or special items; (8) operating margin; (9) earnings per share; (10) return on equity; (11) return on capital; (12) return on investment; (13) operating earnings; (14) working capital; (15) ratio of debt to shareholders’ equity; (16) revenue; and (17) free cash flow and free cash flow per share. Business criteria may be measured on an absolute basis or on a relative basis (i.e., performance relative to peer companies) and on a GAAP or non-GAAP basis.

9.4	Timing For Establishing Performance Goals

Performance goals shall be established not later than 90 days after the beginning of any performance period applicable to such Awards, or at such other date as may be determined by the Board.

9.5	Written Determinations

All determinations by the Committee as to the establishment of performance goals, the amount of any Award and as to the achievement of performance goals relating to Awards, and the amount of any final Awards, shall be made in writing.

10.	REQUIREMENTS OF LAW

10.1	General

The Plan shall comply with the provisions of any applicable law or regulation of any governmental authority, including without limitation any federal, state or provincial securities laws or regulations and the requirements of any stock exchange having jurisdiction. The failure to comply with such laws or regulations, including without limitation the Securities Act, may result in a termination of the Plan and/or the forfeiture of previously granted RSUs.

10.2	TSX Venture Exchange Policy

The Plan is subject to TSX-V Policy 4.4.

11.	EFFECT OF CHANGES IN CAPITALIZATION

11.1	Changes in Shares

If the number of outstanding Shares is increased or decreased or the Shares are changed into or exchanged for a different number or kind of shares or other securities of the Company on account of any recapitalization, reclassification, stock split, reverse split, combination of shares, exchange of shares, stock dividend or other distribution payable in capital stock, or other increase or decrease in such shares effected without receipt of consideration by the Company occurring after the effective date of the Plan, the number and kinds of shares for which Awards may be made under the Plan shall be adjusted proportionately and accordingly by the Company. In addition, the number and kind of shares for which Awards are outstanding shall be adjusted proportionately and accordingly so that the proportionate interest of the Grantee immediately following such event shall, to the extent practicable, be the same as immediately before such event. Notwithstanding the foregoing, in the event of any distribution to the Company’s shareholders of securities of any other entity or other assets (including an extraordinary cash dividend but excluding a non-extraordinary dividend payable in cash or in shares of the Company) without receipt of consideration by the Company, the Company may, in such manner as the Company deems appropriate, adjust the number and kind of shares subject to outstanding Awards.

11.2	Change of Control

Notwithstanding the conditions as to vesting of Restricted Stock Units contained in Section 8.2 or in any individual Award Agreement, and subject to prior approval of the Stock Exchange if required, upon the occurrence of a Change of Control, all outstanding Restricted Stock Units shall be deemed to have vested, and all restrictions and conditions applicable to such Restricted Stock Units shall be deemed to have lapsed and the Shares subject to such Restricted Stock Units shall be issued and delivered (net of any Applicable Withholding Tax), immediately prior to the occurrence of such Change of Control.

11.3	Adjustments

Adjustments under Section 11.1 relating to Shares or securities of the Company, subject to prior TSX-V approval, shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. For greater certainty, TSX-V approval will not be required for any stock split or reverse split. No fractional Shares or other securities shall be issued pursuant to any such adjustment, and any fractions resulting from any such adjustment shall be eliminated in each case by rounding downward to the nearest whole Share. The Board may provide in the Award Agreement at the time of grant, or any time thereafter with the consent of the Grantee, for different provisions to apply to an Award in place of those described in Section 11.1 and this Section 11.3.

11.4	No Limitations on Company

The making of Awards pursuant to the Plan shall not affect or limit in any way the right or power of the Company to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure or to merge, consolidate, dissolve, or liquidate, or to sell or transfer all or any part of its business or assets.

12.	GENERAL PROVISIONS

12.1	Disclaimer of Rights

No provision in the Plan or in any Award or Award Agreement shall be construed to confer upon any Person the right to remain in the employ or service of the Company or any Affiliate, or to interfere in any way with any contractual or other right or authority of the Company either to increase or decrease the compensation or other payments to any Person at any time, or to terminate any employment or other relationship between any Person and the Company. In addition, notwithstanding anything contained in the Plan to the contrary, unless otherwise stated in the applicable Award Agreement, no Award granted under the Plan shall be affected by any change of duties or position of the Grantee, so long as such Grantee continues to be an Officer, Director, Consultant or Employee of the Company or an Affiliate. The obligation of the Company to issue Shares or pay any benefits pursuant to this Plan shall be interpreted as a contractual obligation only in respect of those amounts described herein, in the manner and under the conditions prescribed herein. The Plan shall in no way be interpreted to require the Company to transfer any amounts to a third-party trustee or otherwise hold any amounts in trust or escrow for payment to any Grantee or beneficiary under the terms of the Plan.

12.2	Nonexclusivity of the Plan

Neither the adoption of the Plan nor the submission of the Plan to the Disinterested Shareholders for approval shall be construed as creating any limitations upon the right and authority of the Board to adopt such other Security Based Compensation Plans as the Board in its discretion determines desirable.

12.3	Tax Matters and Applicable Withholding Taxes

The Company or an Affiliate, as applicable, does not assume any responsibility for or in respect of the tax consequences of the receipt by Grantees of Restricted Stock Units, or payments received by Grantees pursuant to this Plan. The Company or an Affiliate, as applicable, is authorized to deduct such taxes and other amounts as it may be required or permitted by law to withhold (the “Applicable Withholding Tax”), in such manner (including, without limitation, by withholding or selling Shares otherwise issuable to Grantees, on such terms as the Company determines) as it determines so as to ensure that it will be able to comply with the applicable provisions of any federal, provincial, state or local law relating to the withholding of tax or other required deductions, or the remittance of tax or other obligations. At the time of such vesting, lapse, or exercise, the Grantee shall pay to the Company or the Affiliate, as applicable, any amount that the Company or the Affiliate may reasonably determine to be necessary to satisfy such withholding obligation. The Company or an Affiliate, as applicable, may require Grantees, as a condition of receiving amounts to be paid to them under this Plan, to deliver undertakings to, or indemnities in favour of, the Company or an Affiliate, as applicable, respecting the payment by such Grantees of applicable income or other taxes.

12.4	Captions

The use of captions in this Plan or any Award Agreement is for the convenience of reference only and shall not affect the meaning of any provision of the Plan or such Award Agreement.

12.5	Other Provisions

Each Award granted under the Plan may contain such other terms and conditions not inconsistent with the Plan as may be determined by the Board, in its sole discretion.

12.6	Number and Gender

With respect to words used in this Plan, the singular form shall include the plural form, the masculine gender shall include the feminine gender, etc., as the context requires.

12.7	Severability

If any provision of the Plan or any Award Agreement shall be determined to be illegal or unenforceable by any court of law in any jurisdiction, the remaining provisions hereof and thereof shall be severable and enforceable in accordance with their terms, and all provisions shall remain enforceable in any other jurisdiction.

12.8	Governing Law

The validity and construction of this Plan and the instruments evidencing the Award hereunder shall be governed by the laws of the Province of Ontario and the federal laws of Canada applicable herein, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Plan and the instruments evidencing the Awards granted hereunder to the substantive laws of any other jurisdiction.

12.9	No Representation or Warranty

The Company makes no representation or warranty as to the future market value of any Shares issued in accordance with the provisions of the Plan.

12.10	Conflict

In the event of any conflict between the provisions of this Plan and an Award Agreement, the provisions of this Plan shall govern.

12.11	Limitation on Rights

Nothing in this Plan shall confer on any Employee, Consultant, Director, Officer or other Person any right to be designated as a Grantee under the Plan or to be granted any Restricted Stock Units. There is no obligation for uniformity of treatment of eligible Persons under the Plan or any group of Employees, Consultants, Director, Officers or other Persons, whether based on salary or compensation, grade or level or organizational position or level or otherwise. A grant of Restricted Stock Units to a Grantee on one or more Award Dates shall not be construed to create a right to a grant of Restricted Stock Units on a subsequent Award Date.

12.12	Time of Essence

Time is of the essence of this Plan and of each Award Agreement. No extension of time will be deemed to be or to operate as a waiver of the essentiality of time.

Approved by the Board on May 16, 2024.